CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated November 7, 2017 relating to the balance sheet of Lykuid Inc. as of October 31, 2017, and the related statements of operations, cash flows for the period ending October 31, 2017, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group, LLC

Aurora, CO

November 7, 2017

www.indigospire.com